Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5940	Exhibit 99.1

October 29, 2012

PG&E CORPORATION REPORTS THIRD QUARTER RESULTS

(San Francisco) – PG&E Corporation's (NYSE: PCG) third quarter 2012 net income after dividends on preferred stock (also called "income available for common shareholders") was $361 million, or $0.84 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $200 million, or $0.50 per share, for the third quarter of 2011, when GAAP results were reduced significantly by charges for third-party liability related to the San Bruno pipeline accident and environmental cleanup costs associated with historic operations at the company’s natural gas compressor station in Hinkley, California.
Third-quarter 2012 GAAP results include items related to natural gas matters and environmental costs that management does not consider part of normal, ongoing operations (items impacting comparability). These items net to $64 million pre-tax, or $0.09 per share, for the quarter.
The item related to natural gas matters includes $139 million pre-tax in costs during the quarter for continuing work to validate safe pipeline operating pressures and conduct strength testing, as well as legal and other expenses in connection with the accident. The item related to natural gas matters also reflects the benefit of $99 million pre-tax of insurance recoveries for third-party liability. The net result is a $40 million pre-tax, or $0.06 per share, cost for the quarter.
The total cost for natural gas pipeline-related actions since the accident is now approximately $915 million, all of which has been incurred at shareholders’ expense.
The item related to environmental costs reflects a $0.03 per share charge primarily associated with the company’s water-treatment and property-purchase programs offered to residents in Hinkley.
“Our results for the quarter reflect continued progress in our ongoing efforts to improve PG&E’s operations across the business, with a clear focus on making our system the safest in the country and delivering service reliably and affordably,” said Chairman, CEO and President Tony Earley. “We remain fully committed to resolving our gas pipeline issues, positioning PG&E for long-term success, and rebuilding relationships with customers and others.”
Earley affirmed that the company is continuing efforts to work with all parties to pursue a settlement of the outstanding regulatory issues related to its gas pipeline operations, notwithstanding a recent proposed decision on the company’s Pipeline Safety Enhancement Plan that would disallow recovery of significant costs. “While we are deeply disappointed in the proposed decision, we will continue to move forward with projects to meet new safety standards, and we will continue to work with regulators and others to reach a balanced agreement that resolves the various regulatory issues and provides adequate support for critical investments,” he said.

Earnings from Operations
On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation’s earnings from operations for the third quarter were $399 million, or $0.93 per share. During the same period in 2011, earnings from operations were $436 million, or $1.08 per share.
The quarter-over-quarter difference primarily reflects several factors that negatively impacted this year’s quarter. Most significantly, $0.10 per share of the decrease is due to planned incremental spending on operational improvements being made across the utility, in keeping with previously announced plans for 2012. An additional $0.06 per share of the decrease is due to a greater number of common shares outstanding. Some smaller items account for a further $0.04 decrease. Partially offsetting those decreases was a $0.05 per share increase due to additional revenue from capital investments authorized by the California Public Utilities Commission.

2012 Earnings Guidance
PG&E Corporation is maintaining its previously issued 2012 guidance range for non-GAAP earnings from operations of $3.10 to $3.30 per share.
Reflecting insurance recoveries in the third quarter and the accrual for environmental costs, 2012 GAAP earnings guidance is now updated to $1.97 to $2.52 per share, compared with the previous range of $1.83 to $2.41 per share.
The range for 2012 pipeline-related costs is unchanged at $450 million to $550 million pre-tax. However, the cost trend remains toward the upper end of that range.
The range for third-party liability claims this year remains $80 million to $225 million pre-tax.  The low end of the range corresponds to the total accrual of $455 million since the San Bruno accident.  The high end of the range for 2012 corresponds to the upper end of the range for third-party liability claims since the accident, which remains at $600 million. Insurance recoveries total $135 million for the year to date and $234 million since the accident. Guidance does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.
Guidance for environmental costs is unchanged at $0.14 per share on the upper end, but has increased on the low end to $0.13 per share to reflect the $0.03 per share charge the company took in the third quarter associated with the remediation activities in Hinkley.
Guidance is based on various assumptions, including the level of capital expenditures, authorized rate base and return on equity. Approximately $720 million of equity has been issued this year through the third quarter, with a modest amount expected in the fourth quarter from employee 401K and dividend reinvestment programs.
PG&E Corporation discloses historical financial results and provides guidance based on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying tables for a reconciliation of results and guidance based on earnings from operations to results and guidance based on consolidated net income in accordance with GAAP).

Supplemental Financial Information
In addition to the financial information accompanying this release, slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation's web site at: http://www.pgecorp.com/news/press_releases/Release_Archive2012/121029press_release.shtml

Conference Call with the Financial Community to Discuss Financial Results
Today's call at 10:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 8:00 p.m. Eastern Time, November 12, 2012, by dialing 866-415-9493. International callers may dial 585-419-6446. For both domestic and international callers, the confirmation code 23894# will be required to access the replay.

Management's statements regarding guidance for PG&E Corporation’s future financial results and earnings from operations per common share and the underlying assumptions constitute forward-looking statements that are necessarily subject to various risks and uncertainties.  These statements reflect management’s judgment and opinions which are based on current expectations and various forecasts, estimates, and projections, the realization or resolution of which may be outside of management’s control.  PG&E Corporation and the Utility are not able to predict all the factors that may affect future results. Some of the factors that could cause actual results to differ materially include:
  the outcomes of the investigations, enforcement matters, and litigation related to the Utility’s natural gas system operating practices and the San Bruno accident, including the ultimate amount of penalties or loss the Utility incurs;

  the outcomes of regulatory proceedings, such as the CPUC’s natural gas rulemaking proceeding, and ratemaking proceedings, such as the 2014 GRC and the 2013 cost of capital proceeding;
  the ultimate amount of costs the Utility incurs in the future that are not recovered through rates, including costs under its pipeline safety enhancement plan and to perform incremental work to improve the safety and reliability of its electric and natural gas operations;

  whether PG&E Corporation and the Utility are able to repair the reputational harm that they have suffered, and may suffer in the future, due to the San Bruno accident and the related civil litigation, the occurrence of adverse developments in the CPUC investigations or the criminal investigation, including any finding of criminal liability;

  the level of equity contributions that PG&E Corporation must make to the Utility to enable the Utility to maintain its authorized capital structure as the Utility incurs charges and costs, including costs associated with natural gas matters and penalties imposed in connection with investigations, that are not recoverable through rates or insurance;
  the impact of environmental remediation laws, regulations, and orders; the ultimate amount of the Utility’s environmental remediation costs; the extent to which the Utility is able to recover such costs through rates or insurance; and the ultimate amount of environmental costs the Utility incurs that are not recoverable, such as the remediation costs associated with the Utility’s natural gas compressor station site located near Hinkley, California;
  the impact of new legislation, regulations, recommendations, orders or policies applicable to the operations, security, safety, or decommissioning of nuclear generation facilities, the storage of spent nuclear fuel, seismic design, cooling water intake, or other issues;

  the occurrence of events, including cyber-attacks, that can cause unplanned outages, reduce generating output, disrupt the Utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies; and

  the other factors and risks discussed in PG&E Corporation and the Utility’s 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Operating Revenues
Electric	$3,323	$3,188	$9,026	$8,694
Natural gas	653	672	2,184	2,447
Total operating revenues	3,976	3,860	11,210	11,141
Operating Expenses
Cost of electricity	1,283	1,224	3,104	3,018
Cost of natural gas	118	170	593	936
Operating and maintenance	1,344	1,492	4,138	3,955
Depreciation, amortization, and decommissioning	617	566	1,807	1,648
Total operating expenses	3,362	3,452	9,642	9,557
Operating Income	614	408	1,568	1,584
Interest income	2	2	6	7
Interest expense	(178)	(176)	(528)	(527)
Other income, net	26	18	84	56
Income Before Income Taxes	464	252	1,130	1,120
Income tax provision	100	49	291	349
Net Income	364	203	839	771
Preferred stock dividend requirement of subsidiary	3	3	10	10
Income Available for Common Shareholders	$361	$200	$829	$761
Weighted Average Common Shares Outstanding, Basic	428	403	422	399
Weighted Average Common Shares Outstanding, Diluted	429	404	423	400
Net Earnings Per Common Share, Basic	$0.84	$0.50	$1.96	$1.91
Net Earnings Per Common Share, Diluted	$0.84	$0.50	$1.96	$1.90
Dividends Declared Per Common Share	$0.46	$0.46	$1.37	$1.37

Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Third Quarter, 2012 vs. 2011
(in millions, except per share amounts)

	Three months ended September 30,				Nine months ended September30,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2012	2011	2012	2011	2012	2011	2012	2011

PG&E Corporation Earnings from Operations (1)	$ 399	$ 436	$ 0.93	$ 1.08	$ 1,114	$ 1,072	$ 2.63	$ 2.68
Items Impacting Comparability: (2)
Natural gas matters (3)	(24)	(162)	(0.06)	(0.40)	(229)	(237)	(0.54)	(0.59)
Environmental-related costs (4)	(14)	(74)	(0.03)	(0.18)	(56)	(74)	(0.13)	(0.19)
PG&E Corporation Earnings on a GAAP basis	$ 361	$ 200	$ 0.84	$ 0.50	$ 829	$ 761	$ 1.96	$ 1.90

(1)           “Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)   Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) incurred net costs of $40 million and $386 million, pre-tax, during the three and nine months ended September 30, 2012, respectively, in connection with natural gas matters.  For the three and nine months ended September 30, 2012, these amounts included pipeline-related costs to validate safe operating pressures, conduct strength testing, and perform other activities associated with safety improvements to the Utility’s natural gas pipeline system, as well as legal and regulatory costs.  These costs were partially offset by insurance recoveries.  Costs incurred for the nine months ended September 30, 2012 also included an increase in the accrual for third-party claims related to the San Bruno accident and a contribution to the City of San Bruno.  There were no additional charges incurred during these periods related to penalties.

(pre-tax)	Three months ended September 30, 2012	Nine months ended September 30, 2012
Pipeline-related costs	$ (139)	$ (371)
Contribution to City of San Bruno	-	(70)
Third-party liability claims	-	(80)
Insurance recoveries	99	135
Natural gas matters	$ (40)	$ (386)

(4)
The Utility recorded charges of $14 million and $56 million, after-tax, during the three and nine months ended September 30, 2012, respectively, for environmental remediation costs associated with the Utility's natural gas compressor site located near Hinkley, California (“Hinkley natural gas compressor site”).

Reconciliation of Pacific Gas and Electric Company Earnings from Operations to Consolidated Income Available for Common Stock in Accordance with GAAP
Third Quarter and Year-to-Date, 2012 vs. 2011
(in millions)

	Three months ended September 30,		Nine months ended September 30,
	Earnings		Earnings
	2012	2011	2012	2011
Pacific Gas and Electric Company Earnings from Operations (1)	$375	$429	$1,073	$1,057
Items Impacting Comparability: (2)
Natural gas matters (3)	(24)	(162)	(229)	(237)
Environmental-related costs (4)	(14)	(74)	(56)	(74)
Pacific Gas and Electric Company Earnings on a GAAP basis	$337	$193	$788	$746

Please refer to the previous page for accompanying footnotes.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Third Quarter and Year-to-Date, 2012 vs. 2011
($/Share, Diluted)

Third Quarter 2011 EPS from Operations (1)	$1.08

Increase in rate base earnings	0.05
Litigation and regulatory matters	0.02

Planned incremental work	(0.10)
Increase in shares outstanding	(0.06)
Miscellaneous	(0.06)
Third Quarter 2012 EPS from Operations (1)	$0.93

2011 YTD EPS from Operations (1)	$2.68

Increase in rate base earnings	0.14
Storm and outage expenses	0.08
Litigation and regulatory matters	0.08
Gas transmission revenues	0.03
Miscellaneous	0.01

Planned incremental work	(0.25)
Increase in shares outstanding	(0.14)
2012 YTD EPS from Operations (1)	$2.63

(1)
See Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2012 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$3.10	$3.30
Estimated Items Impacting Comparability (1)
Natural gas matters (2)	(0.99)	(0.65)
Environmental-related costs (3)	(0.14)	(0.13)
Estimated EPS on a GAAP Basis	$1.97	$2.52

(1)    Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.

(2)    The range includes pipeline-related costs associated with the scope of work that the Utility expects to undertake on its natural gas pipeline system, as well as other items described below.

	2012
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range
Pipeline-related costs (a)	$ (550)	$ (450)
Penalties (b)	-	-
Contribution to City of San Bruno (c)	(70)	(70)
Third-party claims (d)	(225)	(80)
Insurance recoveries (e)	135	135
Natural gas matters	$ (710)	$ (465)
Natural gas matters, after tax	$ (421)	$ (275)

(a)       The pipeline-related cost range of $450 million to $550 million includes costs associated with regulatory and legal proceedings and other gas pipeline costs that are not expected to be recoverable through rates.  If the proposed decision regarding the Utility’s pipeline safety enhancement plan (“PSEP”) is adopted by the CPUC, the Utility would be prohibited from recovering PSEP-related expenses incurred before the effective date of a final decision and from recovering a significant portion of costs to be incurred under the PSEP in future periods.

(b)      Although the Utility believes the ultimate amount of penalties could be materially higher than the $200 million accrued as of December 31, 2011, losses for penalties are recognized only when deemed probable and reasonably estimable under applicable accounting standards.

(c) The contribution to the City of San Bruno was to support the city and community’s recovery efforts related to the San Bruno accident.

(d) Based on the combined total of $375 million accrued in 2010 and 2011, the cumulative range for third-party claims is $455 million to $600 million.

(e)       Although the Utility believes that a significant portion of the costs it incurs for third-party claims will be recovered through its insurance, insurance recoveries are recognized only when deemed probable under applicable accounting standards.  The guidance provided does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.

(3)
The environmental-related costs range is an estimate that depends primarily on the outcome of a final groundwater remediation plan and other related activities associated with the Hinkley natural gas compressor site.

Actual financial results for 2012 may differ materially from the EPS guidance provided.  Please see the accompanying discussion of factors that could cause actual results to differ materially.